Exhibit (a)(1)

EXHIBIT A

[from Letter from Thomas Watkins to Andrew Witty, dated April 19, 2012]

Albiglutide

•

All efficacy and safety data available to GSK from the eight Harmony Phase 3 studies investigating the use of albiglutide in type 2 diabetes in the form of summary reports and/or tables and listings of data

•	2 year interim data from the 3 year Harmony studies

•	Internal product sales forecasts through patent expiry

•	Target product profile used in sales forecasts

•	Supporting primary and secondary market research on potential product positioning, market share, pricing, and competition

Darapladib

•	All efficacy and safety data currently available to GSK including the overall primary endpoint event rate for the SOLID-TIMI 52 and STABILITY studies to date

•	Enrollment data for the SOLID-TIMI 52 and STABILITY studies

•	Primary endpoint accumulation data

•	Study protocols and statistical analysis plans for SOLID-TIMI 52 and STABILITY

•	Written recommendations received from all independent data monitoring committee meetings

•	Minutes from end of phase 2 or later regulatory meetings

•	Internal product sales forecasts through patent expiry

•	Target product profile used in sales forecasts

•	Supporting primary and secondary market research on potential product positioning, market share, pricing, and competition